Exhibit 99.1

May 6, 2014

Oxford Immunotec Reports First Quarter 2014 Financial Results

●	2014 First Quarter Revenue of $12.3 Million Increased 60% Compared to Prior Year

●	Net Loss was $3.2 Million for the First Quarter

●	Recipient of the 2014 Queen's Award for Enterprise

OXFORD, UK and MARLBOROUGH, MA, May 6, 2014 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology, today announced first quarter 2014 financial results.

"We are very pleased with the progress in our business and strong first quarter, which was higher than our expectations," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “We continue to be excited about the multiple growth opportunities for our business and we are stepping up our investment in the business to execute on these opportunities."

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2014	2013	Change

Product	$6.8	$4.1	66%
Service	5.5	3.6	53%
Total Revenue	$12.3	$7.7	60%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
	2014	2013	Change

United States	$5.0	$3.2	56%
Europe and ROW	1.9	1.7	12%
Asia	5.4	2.8	93%
Total Revenue	$12.3	$7.7	60%

First Quarter 2014 Financial Results

Revenue for the first quarter of 2014 was $12.3 million, representing 60% growth over the first quarter 2013 revenue of $7.7 million.

United States revenue was $5.0 million in the first quarter of 2014 representing 56% growth over the same period’s revenue of $3.2 million in the prior year. Our growth continued to be driven by the acquisition of new customers as well as higher utilization by existing customers.

Europe and Rest of World revenue was $1.9 million in the first quarter of 2014 representing 12% growth over the 2013 first quarter revenue of $1.7 million. Results were reflective of the more fragmented nature of this market and our investment priorities.

Asia revenue was $5.4 million in the first quarter of 2014 representing 93% growth over the 2013 first quarter of $2.8 million. Revenue in China increased significantly over the first quarter of last year due to growth in the market and the effect of some quarter-to-quarter volatility in ordering patterns. Revenue in Japan also increased significantly over the first quarter of last year which was our first full quarter of sales after marketing approval.

Gross profit for the first quarter of 2014 was $6.3 million, an increase of $3.0 million over gross profit of $3.3 million in the same period of 2013. Gross margin was 51.0%, an increase of 7.9 percentage points over the gross margin of 43.1% in the first quarter of 2013. The increase in gross margin was due to an increase in both product margins and service margins. The increase in product margins was driven by improvements in kit component costs and amortization of fixed costs over an increased volume. The service margin increase was driven primarily by the consolidation of all U.S. testing into one lab facility in Memphis, TN, kit cost reductions, significant operational improvements in workflow in the Memphis facility and economies of scale.

Operating expenses were $9.2 million in the first quarter of 2014, an increase of $3.6 million compared to $5.6 million in the same period last year. The increase in operating expenses was primarily due to the hiring of additional sales and marketing personnel, an increase in research and development spending and an increase in infrastructure in addition to higher administrative costs related to being a public company.

EBITDA for the first quarter was $(2.7) million compared to $(0.9) million in the first quarter of 2013. Adjusted EBITDA was $(2.4) million for the first quarter compared to $(1.8) million in the same period in 2013. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the first quarter of 2014 was $3.2 million or $0.18 per share compared to $1.2 million or $0.56 per share in the first quarter of 2013. Net loss per share was based on 17,264,135 and 2,154,285 weighted average ordinary shares outstanding for the first quarter of 2014 and 2013, respectively.

Cash and cash equivalents were $67.6 million as of March 31, 2014 compared to $76.5 million as of December 31, 2013, a decrease of $8.9 million. The first quarter typically has the greatest amount of cash used in the year due to factors such as the payment of royalties and payment of year-end bonuses. Additionally, in this quarter we paid approximately $900,000 in residual IPO expenses.

Business Outlook

We expect to report revenue of between $11.1 and $11.6 million for the second quarter of 2014, and between $47 and $50 million for the full year of 2014. We expect that our gross margin will improve from first quarter levels and that operating expenses and net loss will increase as we continue to invest in the business.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, May 6, 2014 at 8:00 a.m. Eastern Time to discuss its first quarter 2014 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial, (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 34958334, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec’s website at http://www.oxfordimmunotec.com. The replay will be available on the Company’s website for approximately 90 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology. The proprietary T-SPOT® technology platform measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. T cells are a central component of the human body’s immune system, and are implicated in the control and progression of many medical conditions, including certain types of infectious diseases, cancers and autoimmune diseases. The Company’s initial product developed using the T-SPOT technology platform is the T-SPOT.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties, includes, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer,

Oxford Immunotec

Tel: +1 (508) 481-4648

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2014	2013
Revenue
Product	$6,825	$4,121
Service	5,449	3,558
Total revenue	12,274	7,679
Cost of revenue
Product	3,041	2,057
Service	2,971	2,310
Total cost of revenue	6,012	4,367
Gross profit	6,262	3,312
Operating expenses:
Research and development	724	474
Sales and marketing	4,565	3,013
General and administrative	3,912	2,120
Total operating expenses	9,201	5,607
Loss from operations	(2,939)	(2,295)
Other (expense) income:
Interest expense, net	(35)	(39)
Foreign exchange (losses) gains	(145)	953
Other (expense) income	(2)	190
Loss before income taxes	(3,121)	(1,191)
Income tax expense	32	10
Net loss	$(3,153)	$(1,201)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.18)	$(0.56)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	17,264,135	2,154,285

Note: 2013 share and per share amounts have been adjusted to reflect the Company’s

1-for-6.705 reverse stock split which occurred in November 2013.

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended March 31,
(in thousands)	2014	2013
Net loss	$(3,153)	$(1,201)
Income tax expense	32	10
Interest expense, net	35	39
Depreciation and amortization	351	295
EBITDA	(2,735)	(857)

Reconciling items:
Share-based compensation expense	265	12
Unrealized exchange losses (gains)	54	(937)
Loss on change in fair value of warrants	10	—
Adjusted EBITDA	$(2,406)	$(1,782)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

(in thousands, except share and per share data)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$67,630	$76,494
Restricted cash	146	87
Accounts receivable, net	8,616	4,754
Inventory	6,381	5,450
Prepaid expenses and other	3,869	2,242
Total current assets	86,642	89,027
Restricted cash, non-current	246	362
Property and equipment, net	3,340	2,964
Intangible assets, net	341	331
Other assets	60	60
Total assets	$90,629	$92,744

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,880	$2,310
Accrued expenses	3,754	6,936
Deferred income	2,512	1,540
Current portion of loans payable	173	170
Taxes payable	1	177
Total current liabilities	11,320	11,133
Long-term portion of loans payable	519	563
Other liabilities	306	296
Total liabilities	12,145	11,992

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 25,189,285 shares authorized at March 31, 2014 and December 31, 2013, 17,524,682 and 17,255,267 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	191	188
Additional paid-in capital	184,231	183,967
Accumulated deficit	(102,808)	(99,655)
Accumulated other comprehensive loss	(3,130)	(3,748)
Total shareholders’ equity	78,484	80,752
Total liabilities and shareholders’ equity	$90,629	$92,744